Nelnet Reports Fourth Quarter 2022 Results
LINCOLN, Neb., February 28, 2023 - Nelnet (NYSE: NNI) today reported GAAP net income of $30.8 million, or $0.83 per share, for the fourth quarter of 2022, compared with GAAP net income of $132.7 million, or $3.46 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $36.4 million, or $0.98 per share, for the fourth quarter of 2022, compared with $95.9 million, or $2.50 per share, for the same period in 2021.
"Our core businesses, including servicing, payments and education technology, and financial services performed very well in 2022,” said Jeff Noordhoek, chief executive officer of Nelnet. "While we believe the future is bright for our fee-based businesses and investments, we expect our quarterly earnings to be choppy as our FFEL Program loans run off and our other investments increase. Consistent with our long-term focus, we laid a tremendous foundation for long-term value creation in 2022 that we believe will be evident in future years.”
Operating Segments
Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, and fee-based revenue in its Loan Servicing and Systems and Education Technology, Services, and Payment Processing segments.
Asset Generation and Management
The AGM operating segment reported net interest income of $58.5 million during the fourth quarter of 2022, compared with $70.1 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized income from derivative settlements of $20.8 million during the fourth quarter of 2022, compared with an expense of $5.8 million for the same period in 2021. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income net of derivative settlements increased to $79.3 million in the fourth quarter of 2022, compared with $64.3 million for the same period in 2021. The increase in 2022 was due to an increase in core loan spread and was partially offset by the expected runoff of the loan portfolio. The average balance of loans outstanding decreased from $18.1 billion for the fourth quarter of 2021 to $14.8 billion for the same period in 2022.
Core loan spread2, which includes the impact of derivative settlements, increased to 1.77 percent for the quarter ended December 31, 2022, compared with 1.36 percent for the same period in 2021. In an increasing interest rate environment, student loan spread increases in the short term because of the timing of interest rate resets on the company's assets occurring daily in contrast to the timing of the interest rate resets on the company's debt that occurs either monthly or quarterly.
Net income after tax for the AGM segment was $22.9 million for the three months ended December 31, 2022, compared with $108.7 million for the same period in 2021.
AGM recognized a provision for loan losses in the fourth quarter of 2022 of $27.4 million ($20.8 million after tax), compared with a negative provision of $2.0 million ($1.5 million after tax) in the fourth quarter of 2021. Provision for loan losses in the fourth quarter of 2022 was impacted by loans acquired during the quarter. In addition, in the fourth quarter of 2022, AGM recognized $7.4 million ($5.6 million after tax) in expense related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with income of $48.4 million ($36.8 million after tax) for the same period in 2021.
Nelnet Bank
As of December 31, 2022, Nelnet Bank had a $419.8 million loan portfolio and had $789.6 million of deposits. Nelnet Bank's net income after tax for the quarter ended December 31, 2022 was $1.4 million, as compared to a net loss of $0.1 million for the same period in 2021.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $140.0 million for the fourth quarter of 2022, compared with $150.4 million for the same period in 2021. During the fourth quarter of 2021, the company earned additional revenue from the
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Department of Education (Department) based on incremental work performed to support the Department's borrowers coming out of the CARES Act forbearance. The Department subsequently extended the forbearance period.
As of December 31, 2022, the company was servicing $587.5 billion in government-owned, FFEL Program, private education, and consumer loans for 17.6 million borrowers, as compared to $529.0 billion in servicing volume for 16.4 million borrowers as of December 31, 2021.
The Loan Servicing and Systems segment reported net income after tax of $12.9 million for the three months ended December 31, 2022, compared with $25.8 million for the same period in 2021. During the fourth quarter of 2022, the Loan Servicing and Systems segment recognized $5.5 million ($4.2 million after tax) of non-cash impairment charges on certain facility and other assets.
Education Technology, Services, and Payment Processing
For the fourth quarter of 2022, revenue from the Education Technology, Services, and Payment Processing operating segment was $98.3 million, an increase from $81.0 million for the same period in 2021. Revenue less direct costs to provide services for the fourth quarter of 2022 was $59.0 million, compared with $52.4 million for the same period in 2021.
Net income after tax for the Education Technology, Services, and Payment Processing segment was $5.8 million for the three months ended December 31, 2022, compared with $8.0 million for the same period in 2021. During the fourth quarter of 2022, the Education Technology, Services, and Payment Processing segment recognized $2.2 million ($1.7 million after tax) of non-cash impairment charges on previously acquired software assets.
Included in net income for the three months ended December 31, 2022 and 2021 was $4.5 million ($3.4 million after tax) and $0.3 million ($0.2 million after tax) of interest income, respectively. The company earns interest income on tuition funds held in custody for schools. The increase in interest income was due to an increase in interest rates in 2022 as compared to 2021.
Year-End Results
GAAP net income for the year ended December 31, 2022 was $407.3 million, or $10.83 per share, compared with GAAP net income of $393.3 million, or $10.20 per share, for 2021. Net income in 2022, excluding derivative market value adjustments1, was $231.3 million, or $6.15 per share, compared with $322.7 million, or $8.37 per share, for 2021.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the duration, ultimate severity, and continuing impacts of the COVID-19 pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan prepayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; uncertainties regarding the expected benefits from purchased FFEL Program, private education, and consumer loans, or investment interests therein, and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks and uncertainties of the expected benefits from Nelnet Bank's operations; risks related to our renewable energy business, including availability of federal incentives, regulatory uncertainty, climate change risk, supply change risk, and rising debt and construction costs; our reliance on third parties to provide certain services; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; our ability to adapt to technological change; risks related to the exclusive forum provisions in our articles of incorporation; risks related to our executive chairman’s ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to climate change; concerns about the downgrade of the U.S. credit rating; risks related to natural disasters, terrorist activities, or international hostilities; and cybersecurity risks, including disruptions to systems, disclosure of confidential or personal information, and/or damage to reputation resulting from cyber-breaches.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income:
Loan interest	$228,878	176,244	112,118	651,205	482,337
Investment interest	34,012	26,889	12,376	91,601	41,498
Total interest income	262,890	203,133	124,494	742,806	523,835
Interest expense on bonds and notes payable and bank deposits	181,790	126,625	48,294	430,137	176,233
Net interest income	81,100	76,508	76,200	312,669	347,602
Less provision (negative provision) for loan losses	27,801	9,665	(1,578)	46,441	(12,426)
Net interest income after provision for loan losses	53,299	66,843	77,778	266,228	360,028
Other income (expense):
Loan servicing and systems revenue	140,021	134,197	150,402	535,459	486,363
Education technology, services, and payment processing revenue	98,332	106,894	80,950	408,543	338,234
Solar construction revenue	15,186	9,358	—	24,543	—
Other, net	735	2,225	48,497	25,486	78,681
(Loss) gain on sale of loans, net	(2,713)	2,627	—	2,903	18,715
Impairment expense and provision for beneficial interests, net	(9,361)	121	(4,137)	(15,523)	(16,360)
Derivative market value adjustments and derivative settlements, net	13,424	63,262	42,579	264,634	71,446
Total other income (expense)	255,624	318,684	318,291	1,246,045	977,079
Cost of services:
Cost to provide education technology, services, and payment processing services	39,330	42,676	28,597	148,403	108,660
Cost to provide solar construction services	14,004	5,968	—	19,971	—
Total cost of services	53,334	48,644	28,597	168,374	108,660
Operating expenses:
Salaries and benefits	151,568	147,198	143,781	589,579	507,132
Depreciation and amortization	20,099	18,772	17,612	74,077	73,741
Other expenses	50,481	43,858	37,857	170,778	145,469
Total operating expenses	222,148	209,828	199,250	834,434	726,342
Income before income taxes	33,441	127,055	168,222	509,465	502,105
Income tax expense	(5,459)	(26,586)	(39,075)	(113,224)	(115,822)
Net income	27,982	100,469	129,147	396,241	386,283
Net loss attributable to noncontrolling interests	2,791	4,329	3,536	11,106	7,003
Net income attributable to Nelnet, Inc.	$30,773	104,798	132,683	407,347	393,286
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.83	2.80	3.46	10.83	10.20
Weighted average common shares outstanding - basic and diluted	37,290,293	37,380,493	38,352,942	37,603,033	38,572,801

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2022	September 30, 2022	December 31, 2021
Assets:
Loans and accrued interest receivable, net	$15,243,889	15,876,251	18,335,197
Cash, cash equivalents, and investments	2,230,063	2,126,712	1,714,482
Restricted cash	1,239,470	980,131	1,068,626
Goodwill and intangible assets, net	240,403	242,401	194,121
Other assets	420,219	338,038	365,615
Total assets	$19,374,044	19,563,533	21,678,041
Liabilities:
Bonds and notes payable	$14,637,195	15,042,595	17,631,089
Bank deposits	691,322	580,825	344,315
Other liabilities	845,625	773,754	749,799
Total liabilities	16,174,142	16,397,174	18,725,203
Equity:
Total Nelnet, Inc. shareholders' equity	3,198,959	3,180,614	2,951,206
Noncontrolling interests	943	(14,255)	1,632
Total equity	3,199,902	3,166,359	2,952,838
Total liabilities and equity	$19,374,044	19,563,533	21,678,041
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
GAAP net income attributable to Nelnet, Inc.	$30,773	132,683	407,347	393,286
Realized and unrealized derivative market value adjustments (a)	7,434	(48,359)	(231,691)	(92,813)
Tax effect (b)	(1,784)	11,606	55,606	22,275
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$36,423	95,930	231,262	322,748

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.83	3.46	10.83	10.20
Realized and unrealized derivative market value adjustments (a)	0.20	(1.26)	(6.16)	(2.41)
Tax effect (b)	(0.05)	0.30	1.48	0.58
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$0.98	2.50	6.15	8.37

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended December 31,
	2022	2021
Variable loan yield, gross	6.52%	2.62%
Consolidation rebate fees	(0.82)	(0.85)
Discount accretion, net of premium and deferred origination costs amortization (a)	0.06	0.02
Variable loan yield, net	5.76	1.79
Loan cost of funds - interest expense	(4.64)	(1.06)
Loan cost of funds - derivative settlements (b) (c)	(0.01)	(0.02)
Variable loan spread	1.11	0.71
Fixed rate floor income, gross	0.07	0.76
Fixed rate floor income - derivative settlements (b) (d)	0.59	(0.11)
Fixed rate floor income, net of settlements on derivatives	0.66	0.65
Core loan spread	1.77%	1.36%

Average balance of AGM's loans	$14,764,466	18,063,787
Average balance of AGM's debt outstanding	14,352,548	17,777,230

(a)    During each of the fourth quarters of 2022 and 2021, the company changed its estimate of the constant prepayment rate used to amortize/accrete federally insured loan premium/discounts for its loans which resulted in a $8.4 million increase and a $6.2 million decrease, respectively, to interest income. The impact of these adjustments was excluded from the table above.
(b)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended December 31,
	2022	2021
Core loan spread	1.77%	1.36%
Derivative settlements (1:3 basis swaps)	0.01	0.02
Derivative settlements (fixed rate floor income)	(0.59)	0.11
Loan spread	1.19%	1.49%
(c)    Derivative settlements consist of net settlements paid related to the company’s 1:3 basis swaps.
(d)    Derivative settlements consist of net settlements received (paid) related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of income.

	Three months ended December 31,
	2022	2021
Variable interest income, gross	$242,241	119,994
Consolidation rebate fees	(30,243)	(38,566)
Discount accretion, net of premium and deferred origination costs amortization	10,341	(5,123)
Variable interest income, net	222,339	76,305
Interest on bonds and notes payable	(167,846)	(47,459)
Derivative settlements (basis swaps), net (a)	(448)	(699)
Variable loan interest margin, net of settlements on derivatives (a)	54,045	28,147
Fixed rate floor income, gross	2,510	34,577
Derivative settlements (interest rate swaps), net (a)	21,306	(5,081)
Fixed rate floor income, net of settlements on derivatives (a)	23,816	29,496
Core loan interest income (a)	77,861	57,643
Investment interest	9,782	7,871
Intercompany interest	(8,334)	(1,177)
Net interest income (net of settlements on derivatives) (a)	$79,309	64,337

(a)    Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures. For an explanation of GAAP accounting for derivative settlements and the reasons why the company reports these non-GAAP measures, see footnote (b) to the table immediately under the caption "Core loan spread" above.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended December 31,
	2022	2021
Net interest income (net of settlements on derivatives)	$79,309	64,337
Derivative settlements (1:3 basis swaps)	448	699
Derivative settlements (fixed rate floor income)	(21,306)	5,081
Net interest income	$58,451	70,117